Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA  30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666

FOR IMMEDIATE RELEASE

BLUELINX SUCCESSFULLY COMPLETES $40 MILLION RIGHTS OFFERING
 -Previously Announced Extension to Credit Agreement Becomes Effective-

ATLANTA – March 29, 2013 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today announced the successful completion of its previously announced $40 million rights offering.  The Company announced previously that it would use the net proceeds of the rights offering of approximately $38.7 million to reduce the outstanding balance of its U.S. revolving credit facility.  Following the issuance of the newly subscribed shares, which is expected to occur on or about April 1, 2013, BlueLinx will have approximately 86,612,039 total shares outstanding.  After giving effect to the offering, Cerberus ABP Investor LLC beneficially owns approximately 54.4% of BlueLinx’ common stock.

Commenting on the announcement, BlueLinx President and CEO George Judd stated, "We are very pleased by the tremendous response to this rights offering by our existing stockholders. This is strong confirmation of their continued confidence in and support of our growth strategy.  The new residential construction market, and to a lesser extent, the home improvement and remodeling market, are showing signs of significant improvement.  I believe this highly successful offering underlines investor confidence in BlueLinx’ ability to benefit from these improving conditions.”

The Company conducted the rights offering because, as the housing market and general economic conditions continue to improve, the additional capital raised in the rights offering will allow the Company to participate more fully in these improving conditions. The Company's sales depend heavily on the strength of national and local new residential construction and home improvement and remodeling markets, which are showing signs of significant improvement. Moreover, the government's legislative and administrative measures aimed at restoring liquidity to the credit markets and providing relief to homeowners facing foreclosure are beginning to show positive results. The overall housing market and economy are also improving, which is expected to lead to a considerable increase in residential construction and, to a lesser extent, in home improvement activity. If the Company and its industry continue to recover from the historic housing market downturn, the Company expects its sales to improve and therefore its need for inventory and its accounts receivable to increase. This increase in working capital is expected to use some of the Company's current excess availability under its revolving credit facilities. While the Company believes that the amounts that are available from its revolving credit facilities and other sources are sufficient to fund its routine operations and capital requirements for at least the next 12 months, it conducted the rights offering to provide it with a stronger liquidity position and allow it to more fully participate in the improving housing market.

BlueLinx Announces Completion of Rights Offering

Extension to Credit Agreement Becomes Effective

Concurrent with the completion of the rights offering, the Company’s previously announced amendment and extension to its $400 million U.S. revolving credit facility became effective.  As a result of the amendment and extension, the Company’s existing $400 million credit facility was increased by $22.5 million to $422.5 million and the maturity date was extended to April 15, 2016.  Further details concerning the amendment are contained in the Company’s Current Report on Form 8-K, which has been filed with the Securities and Exchange Commission.  Wells Fargo Capital Finance acted as sole lead arranger for the transaction.  The bank group also includes Regions Bank, Bank of America, N.A., JPMorgan Chase Bank, N.A., and TD Bank, N.A.

About BlueLinx Holdings Inc.

Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 1,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of approximately 55 distribution centers.  BlueLinx is traded on the New York Stock Exchange under the symbol BXC.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry and the expected impact on the Company’s sales.  All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed on February 20, 2013 and in its other periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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